Exhibit 99(a)
Supplement to Present Required Information in Searchable Format

FIVE-YEAR PERFORMANCE GRAPH
	2017	2018	2019	2020	2021	2022

GE	$100	$45	$69	$67	$73	$65
S&P 500	100	96	126	149	191	157
S&P Industrial	100	87	112	124	151	142